EXHIBIT (c)(2)

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JULY 2003	Presentation to the Special Committee of Pacer Technology

Confidential	Strategic Alternatives and Fairness Analysis of Potential Going Private Transaction

Houlihan Lokey Howard & Zukin Capital

Investment Bankers

1930 Century Park West

Los Angeles, California 90067

310 - 553 - 8871

www.hlhz.com

Los Angeles      New York      Chicago      San Francisco      Washington, D.C.      Minneapolis      Dallas      Atlanta      London

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Table of Contents

		Tab
Overview & Conclusions		1

Transaction Process and Chronology		2

Company Overview and Public Market Value Indications		3

Fairness Analysis		4
Valuation Summary	A
Market Multiple Methodology	B
Comparable Transaction Methodology	C
Income Approach	D

Strategic Alternatives		5

Appendices
Communication to Identified Potential Buyers	A
Synopses of Comparable Companies	B

i

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Overview & Conclusions

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Overview & Conclusions

ENGAGEMENT AND TRANSACTION OVERVIEW

We understand that CYAN Investments, LLC (“CYAN”) and its two principals, Ellis “Bud” Gravette (“Gravette”) and G. Jeffrey Records, Jr. (“Records”), have recently acquired approximately 788,260 shares, or approximately 27%, of the common stock of Pacer Technology, a California corporation (the “Company” or “Pacer”). We further understand that Gravette was the chairman of the Board of Pacer from March 2000 until February 2001 and a director of Pacer until his resignation from the Board in March 2003. Records is the Chairman and CEO of MidFirst Bank where Gravette currently serves as a board member.

We understand that in late March 2003 CYAN, together with Gravette and Records (the “CYAN Group”), put forth a proposal expressing its interest in acquiring all of the shares of the Company that the CYAN Group did not already hold for $6.00 per share in cash (the “CYAN Acquisition Proposal”). The Board of Directors of the Company formed a special committee made up of two independent directors (the “Committee”) to consider the CYAN Acquisition Proposal and, pursuant to a letter agreement dated as of April 11, 2003 (the “Initial Retention Agreement”), the Committee retained Houlihan Lokey Howard and Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as its financial advisor to assist it in evaluating the CYAN Acquisition Proposal these events were described in the Company’s April 22, 2003, press release.

Houlihan Lokey conducted limited discussions with certain independent parties regarding Pacer. This “limited market check” initially resulted in five preliminary indications of interest in acquiring Pacer. Due to the level of interest, on May 20, 2003, Houlihan Lokey and the Committee revised its engagement expanding Houlihan Lokey’s role to act as Pacer’s exclusive advisor in the sale process.

Ultimately, one strategic acquiror and CYAN submitted bids to acquire the Company. After extensive negotiations with both parties, CYAN’s final offer on July 10, 2003, to acquire Pacer for $6.95 per fully diluted share in cash was the highest offer resulting from this process.

CYAN’s proposed acquisition of Pacer’s fully diluted common stock, that it does not already hold, for $6.95 per fully diluted share in cash and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

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Overview & Conclusions

ENGAGEMENT AND TRANSACTION OVERVIEW (CONTINUED)

The Committee has requested that Houlihan render an opinion as to the fairness, from a financial point of view, to the stockholders of the Company (other than the CYAN Group) of the consideration to be received by them in connection with the Transaction.

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Overview & Conclusions

OVERVIEW OF CYAN INVESTMENTS LLC

It is our understanding that CYAN is owned by Ellis T. Gravette (“Gravette”) and G. Jeffrey Records, Jr. (“Records”). Gravette was the Company’s chairman from March 2000 until February 2001 and a director of the Company until his resignation from the Board in March 2003. Furthermore, Gravette’s son is a member of Pacer’s management team, and Gravette continues to have close ties to senior members of Pacer management. Accordingly, the Transaction is expected to be subject to a 13e3 filing as required by the SEC.

It is our further understanding that on March 24, 2003, (i) the Ridgestone Corporation (“Ridgestone”), (ii) D. Stephen Antion, president of Ridgestone and a former member of Pacer’s Board of Directors and (iii) Christopher S. Kiper, a Ridgestone Principal (collectively the “Seller”) sold all of their ownership in the common stock of Pacer to CYAN at a price of $6.00 per share in a privately negotiated transaction. As a result of the transaction, D. Stephen Antion, who was Ridgestone’s representative on the Company’s Board of Directors, has resigned as a director of Pacer.

With respect to such transaction CYAN has agreed for a period of two years from closing not to acquire any of Pacer’s common stock (other than in private transactions) at a price per share of less than $6.00. The Seller has the right to receive additional consideration per share if CYAN acquires Pacer common stock within two years of closing at a price per share in excess of $6.00, or sells within the one year of closing any of the shares of common stock acquired from the Seller at a price per share in excess of $6.00. The Seller owned 593,495 shares of Pacer’s common stock as of March 24, 2003.

From March 24, 2003, to May 12, 2003, CYAN purchased or entered into letter agreements to acquire 55,165 shares from various Pacer shareholders at price of $5.75 per share. This does not include the 66,667 shares issuable upon exercise of warrants beneficially acquired by CYAN.

Per Company management, the CYAN Group is the owner of 788,260 shares of the Company’s common stock, representing approximately 27.0% of the Company’s issued and outstanding shares. However, both CYAN and certain members of Company management have suggested that CYAN and other parties with a relationship with CYAN may hold as much as 40% of the Company’s stock.

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Overview & Conclusions

OFFER PREMIUM TO MARKET

CYAN’s cash offer of $6.95 per fully diluted share is approximately 70% above Pacer’s average stock price for the 30 days prior to the announcement and results in an LTM Adjusted EBITDA multiple of 7.75x.

($ in millions, except per share values)

		Offer Price
CYAN Offer Price Per Share		$6.95
Fully Diluted Shares Outstanding		3.785

Market Value of Equity		$26.302

Cash Received Upon Exercise of Stock Options		$(3.621)
Net Debt (debt net of cash as of May 31, 2003)		(2.077)

Total Enterprise Value		$20.604
Premium Over Stock Price 1 Day Prior to Annoucement of $4.08		70.3%
Premium Over Unaffected Stock Price of $4.06 (1)		71.2%
Premium Over 52 Week High of $5.63 as of June 24, 2002		23.4%
Premium Over 52 Week Low of $3.06 as of December 20, 2002		127.1%

EV Multiples	Representative Level	Implied Multiple
LTM Revenue	$24.887	0.83	x
LTM Adjusted EBITDA	2.660	7.75	x
LTM Adjusted EBIT	2.207	9.34	x

Notes

LTM = Latest Twelve Months as of 5/31/03

EBITDA = Earnings Before Interest Taxes Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

(1)	Unaffected stock price represents the average stock price for the 30 days prior to the announcement of the original offer. All results are pro forma for non-recurring income/expense.

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Overview & Conclusions

SUMMARY OF DUE DILIGENCE PERFORMED

In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

•	visited the business offices of the Company located in Rancho Cucamonga, California;

•	reviewed the Company’s SEC filings on Form 10-K for the five fiscal years ended June 30, 2002 and Form 10-Q for the nine-month period ended March 31, 2003;

•	reviewed internally prepared financial statements for the interim period ended May 31, 2003, which the Company’s management has identified as being the most current financial statements available;

•	reviewed forecasts and projections prepared by the Company’s management with respect to the Company, and its individual segments, for the five fiscal years ending June 30, 2008;

•	reviewed the historical market prices and trading volume for the Company’s publicly traded stock;

•	reviewed the draft Agreement and Plan of Merger among CYAN and Pacer dated XX;

•	conducted a search for potential buyers of the Company and discussed the identification of these parties with the Special Committee and Pacer’s management;

•	contacted the selected companies to ensure they were aware of CYAN’s proposal and to ascertain any interest those companies may have in acquiring the majority shares that are currently held by the public;

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Overview & Conclusions

SUMMARY OF DUE DILIGENCE PERFORMED (CONTINUED)

•	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•	conducted such other studies, analyses and inquiries as we have deemed appropriate.

Houlihan Lokey has relied upon and assumed, without further verification, that the financial forecasts and projections provided have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to Houlihan Lokey.

Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied with respect to the Company and does not assume any responsibility with respect to it.

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Overview & Conclusions

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value Indication from Operations

	CYAN Offer	Low		High
Market Approach
Market Multiple Methodology (1)		$18.258	—	$20.133
Comparable Transaction Methodology		$16.500	—	$18.500

Income Approach

Discounted Cash Flow Methodology - Gordon Growth Terminal Multiple		$18.837	—	$22.216
Discounted Cash Flow Methodology - Terminal EBITDA Multiple		$17.339	—	$20.369

Results Summary
Enterprise Value from Operations	$20.604	$17.750	—	$20.250

Nonoperating Assets/Liabilities:
Add: Cash and Cash Equivalents Balance as of 05/31/03	$2.395	$2.395	—	$2.395
Add: New Equipment Deposit Reimbursement (2)	$0.400	$0.400	—	$0.400
Add: Assumed Cash Received Upon Exercise of Stock Options	$3.621	$3.621	—	$3.621

Total Nonoperating Assets/Liabilities	$6.416	$6.416	—	$6.416

Enterprise Value	$27.020	$24.166	—	$26.666
Less: Total Debt	$0.128	$0.128	—	$0.128
Less: New Equipment: Capital Lease (2)	$0.590	$0.590		$0.590

Aggregate Value of Controlling Interests	$26.302	$23.448	—	$25.948

Per Share Value (3)	$6.95	$6.20	—	$6.86

Footnotes:

(1)	Includes a Control Premium of 25.0%.
(2)	In June 2003, the Company was refunded its $400,000 deposit and entered into a $590,000 capital lease
(3)	Number of Fully Diluted Shares Including All Vested and Unvested Stock Options and Warrants (in millions): 3.785

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Overview & Conclusions

FAIRNESS CONCLUSION

Pacer shareholders will receive $6.95 per fully diluted share compared to a current valuation of $6.20 to $6.86 per fully diluted share based on a fundamental analysis performed by Houlihan Lokey. CYAN’s offer was the highest offer received as a result of a bid auction process conducted by Houlihan Lokey.

Consideration Received	$6.95 per fully diluted share
Fundamental Value	$6.20 — $6.86 per fully diluted share

The Transaction is fair to the stockholders of the Company, from a financial point of view.

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Transaction Process and Chronology

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Transaction Process and Chronology

TRANSACTION CHRONOLOGY

Month

March 2003	On March 25, 2003, CYAN submitted an offer to acquire Pacer as part of a going private transaction, in which the shareholders of Pacer would receive a merger consideration of not more than $6.00 per share.

The proposal was to expire on March 29, 2003.

April 2003	On April 7, 2003, Pacer announced that it had received a preliminary proposal from CYAN to acquire all of the outstanding shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash. The proposal, which was to have expired on March 29, 2003, had been extended by CYAN to April 23, 2003.

On April 22, 2003, Pacer issued a press release announcing that the Special Committee of its Board of Directors (the “Committee”), which was appointed to review and consider the previously announced acquisition proposal received from CYAN had appointed Houlihan Lokey Howard & Zukin as its financial advisor to assist the Committee with its review of CYAN’s proposal and in assessing other courses of action available to the Company. The Company also reported that the Committee had received an extension from CYAN of the expiration date of its acquisition proposal from April 23 to May 23, 2003, subject to CYAN’s right, in its discretion, to withdraw that proposal sooner.

In connection with Houlihan Lokey’s preparation of a financial analysis of the Company regarding the various alternatives that were available to both the Company and its shareholders in response to CYAN’s proposal, Houlihan Lokey performed a limited market check.

April/May 2003	As part of this limited market check, Houlihan Lokey attempted to contact, via phone and/or email 10 potential strategic buyers and 3 potential financial buyers to inform them of CYAN’s offer and to inquire about their interest in acquiring Pacer. A copy of a letter sent to potential strategic and financial buyers can be found in the Appendices.

May 2003	Initially, Houlihan Lokey received five indications of interest in acquiring Pacer. Due to this level of interest, on May 20, 2003, Houlihan Lokey and the Committee revised its engagement expanding Houlihan Lokey’s role to act as Pacer’s exclusive advisor in the sale process. Consequently, Houlihan Lokey began an auction bid process.

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Transaction Process and Chronology

TRANSACTION CHRONOLOGY (CONTINUED)

As part of the revised engagement Houlihan Lokey expanded its marketing efforts with a total of 29 potential buyers contacted.

The results of our marketing efforts follow:

	Strategic	Financial	Total
Buyers Contacted	26	3	29
Sent Confidentiality Agreement	8	0	8
Declined	23	3	26
Sent Information	5	0	5
Bids Received	3	0	3

May/June 2003	From May 30, 2003, to June 3, 2003, Houlihan Lokey received three preliminary non-binding letters of intent from strategic acquirers who have operations that compete, in varying degrees, with the Company.

The bids were as follows: Strategic A ($6.80-$7.20), Strategic B ($6.20) and Strategic C ($6.00). Strategic C’s offer was only based on the issued and outstanding shares of the Company. Based on receipt of these letters of interest, management presentations were held for all three strategic acquirers the week of June 9, 2003.

June 2003

On June 24, 2003, a non-binding letter of intent was received from Strategic A with an offer of $6.65 in cash per fully diluted share. Both Strategic B and Strategic C elected to not submit a formal proposal for various reasons including availability of information, strategic fit and a law-suit that had been filed against the Company in connection with CYAN’s proposal which has since been dropped.

Per Houlihan Lokey’s request, on June 24, 2003, CYAN submitted a formal proposal to acquire Pacer for $6.00 per share with the offer expiring on June 27, 2003.

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Transaction Process and Chronology

TRANSACTION CHRONOLOGY (CONTINUED)

June/July 2003

The negotiation efforts of Houlihan Lokey and Pacer’s counsel resulted in the following:

With an understanding that Pacer had received an offer of $6.65 per share, CYAN submitted a revised proposal on June 30, 2003, offering $6.50 per share.

On July 2, 2003, CYAN submitted a revised proposal at $6.70 per share.

On July 3, 2003, Strategic A increased its offer to $6.91 per share.

On July 8, 2003, CYAN responded to an inquiry as to whether CYAN would be willing to enter into a voting agreement with Strategic A in order that Strategic A could complete its acquisition of Pacer. CYAN indicated that they would be willing to enter into discussions with Strategic A with respect to the terms of a voting agreement if Strategic A was willing to increase its offer price to $7.45 per share.

On July 10, 2003, CYAN offered to pay $6.95 per share to acquire Pacer.

On July 11, 2003, Strategic A indicated that they would no longer pursue an acquisition of Pacer given CYAN’s current offer and CYAN’s reluctance to enter into a voting agreement. Strategic A’s letter of intent indicated that any debt in excess of $138,000 would be deducted from the purchase price. Pacer is expected to have an additional $571,000 of debt (including capital leases) based on a preliminary June 2003 balance sheet, or $0.15 per fully diluted share. However, Pacer is also expected to have $1.17 million more of cash than anticipated by Strategic A based on a preliminary June 2003 balance sheet, or $.31 per fully diluted share. While Strategic A indicated that they would not increase their offer if Pacer had more cash-on-hand than originally anticipated, since the Company is no worse off from a net debt position, it is not expected that the price would have dropped below $6.91 due to the changes in debt and cash.

The CYAN offer is without any reductions for any considerations between the time of acceptance of the offer and through to the close of the Transaction.

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Transaction Process and Chronology

TRANSACTION RATIONALE

•	The Company has no analyst coverage and investor interest in the stock is minimal.

•	Low trading volumes provide limited liquidity.

•	Limited acquisition plans preclude need to access capital markets.

•	Management estimates approximately $250,000 in annual costs as a result of being a publicly traded entity.

•	The Transaction is at a significant premium to Pacer’s historic trading price.

•	Based on a bid/auction process CYAN’s offer price was the highest received.

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Company Overview and

Public Market Value Indications

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Company Overview and Public Market Value Indications

COMPANY OVERVIEW

Pacer Technology is a manufacturer, packager and distributor of advanced technology, high performance glues, epoxies and other adhesives for household, office and other consumer applications, and advanced technology, high performance adhesives, sealants and gaskets used in manufacturing, repair and industrial applications (collectively “Adhesive Products”).

Pacer primarily operates as a commodity based business receiving raw adhesive materials from foreign suppliers. The Company performs modest re-formulation and coloring of raw materials and manufacturers its own packaging materials.

Pacer is located in Rancho Cucamonga, California. The Company was founded in the early 1970’s as Soarcraft, a model aircraft kit manufacturer. The Company’s initial public offering occurred in 1978. In the early 1980’s the Company’s business shifted to producing and packaging adhesive products and the Company’s name was changed to Pacer Technology, Inc. in 1984. In 1995, the Super Glue Corporation was acquired and the Company began developing, producing and selling products directly to retail and other markets.

Pacer acquired the Pro-Seal line of automotive aftermarket and truck maintenance products in 1993 and the Bondini brand of adhesives in 2000. In the late 1990’s the Company began to broaden its product offerings to its retail merchants beyond its core Adhesive Products through the acquisitions of California Chemical and Cook Bates which were later sold in 2001 and 2002, respectively.

The Company sells its products for the consumer market under brand names such as SUPER GLUE (not trademarked), Bondini®, Future Glue®, ProSeal®, ZAP®, Anchor-TiteTM and Go Spot Go® and these products are sold to consumers at over 77,000 retail store locations in the United States, including Wal-Mart, Target stores, Home Depot stores, Walgreens and Eckerd drug stores and grocery store chains such as Kroger and Safeway.

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Company Overview and Public Market Value Indications

COMPANY OVERVIEW (CONTINUED)

•	Pacer’s history is summarized as follows:

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Company Overview and Public Market Value Indications

PACER’S RECENT RE-ALIGNMENT

•	Faced with recent hardship, Pacer Technology has taken the following steps to drive top line growth:

•	Realigned with strong management

•	New team dedicated to customer service and sales

•	Managed assets more effectively

•	Divested California Chemical and Cook Bates

•	Improved financial condition of the Company

•	Reduced manufacturing costs

•	Implemented shareholder equity programs

•	Implemented facility reductions

•	2001 - UK sales office closed reducing employees from 6 to 1 and resulting in profitability

•	2003 – Memphis warehouse closed

•	Significant reductions to domestic employee base

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Company Overview and Public Market Value Indications

PACER’S RECENT RE-ALIGNMENT (CONTINUED)

•	In an effort to further grow the Company, Pacer Technology has outlined the following measures:

•	Expand market share in the consumer adhesive retail market

•	Increase brand awareness

•	ProSeal, Bondini, Future Glue, Zap, Anchor - Tite

•	Utilize scalable, low-cost manufacturing and distribution capabilities

•	Expand channels of distribution

•	Continue offering high quality products

•	Increase brand extension product offerings in growth categories

•	Focus on organic growth and core product acquisition candidates

•	Establish a high end product focus

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Company Overview and Public Market Value Indications

MAJOR SHAREHOLDERS

	Shares	% of Total
CYAN Investments	648,660	22.2%
Bud Gravette	139,600	4.8%
John G. Hockin, II	89,208	3.1%
Leonard Ross	85,000	2.9%
Richard Rogalski	50,000	1.7%
Taoka Chemical	39,800	1.4%
Others	1,867,583	64.0%

Total Shares Outstanding	2,919,851	100.0%

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Company Overview and Public Market Value Indications

PUBLIC VALUATION

	Spot Price	30-Day Average	90-Day Average	52-Week High	52-Week Low	52-Week Average
Volume (thousands)	9.000	3.082	2.278	56.800	0.000	3.210

Stock Price	$4.39	$4.06	$3.85	$5.63	$3.06	$4.19

Premium (1)	39.6%	39.6%	39.6%	39.6%	39.6%	39.6%

Implied Value	$6.13	$5.66	$5.38	$7.86	$4.27	$5.85

Note: All prices as of 4/7/2003, the day of the original proposal.

(1)	Based on the median one-month control premium for all going private transactions included in Houlihan Lokey’s 2002 Going Private Report.

Company Overview and Public Market Value Indications

STOCK TRADING AND VOLUME ANALYSIS

(figures in millions, except per share values)

	Pacer Technology	Avery Dennison Corp	Cpac Inc	Cytec Industries Inc	Fuller (H. B.) Co	Rohm & Haas Co	Rpm International Inc	Wd-40 Co	3M Co	Henkel Kgaa	Mean	Median
General Market Information
Ticker Symbol	PTCH	AVY	CPAK	CYT	FUL	ROH	RPM	WDFC	MMM	500246
Exchange	NASDAQ	NYSE	NASDAQ	NYSE	NYSE	NYSE	NYSE	NASDAQ	NYSE	OTC

Analyst Coverage	0	7	0	5	4	14	6	3	18	29	9	6

Closing Price as of Valuation Date	$5.68	$52.65	$6.69	$36.17	$22.80	$31.76	$13.34	$29.88	$128.96	€49.50	$36.44	$29.88

Market Value of Equity (MVE)	$21.496	$5,265.000	$33.970	$1,438.265	$653.174	$7,015.784	$1,547.733	$498.861	$50,977.888	€7,227.000	$7,494.686	$1,438.265

Public Float	2.132	89.981	4.657	35.228	27.876	187.591	113.548	15.545	390.678	30.535	89.777	32.882
Total Shares Outstanding	2.920	100.470	4.945	38.501	28.381	222.028	115.594	16.585	390.834	86.599	100.686	62.550
Percent of Total Shares Outstanding	73.0%	89.6%	94.2%	91.5%	98.2%	84.5%	98.2%	93.7%	100.0%	35.3%	85.8%	92.6%

Institutional Holdings	0.033	67.978	2.760	32.633	19.373	178.422	69.842	7.609	287.693	4.529	67.087	26.003
Percent of Total Shares Outstanding	1.1%	67.7%	55.8%	84.8%	68.3%	80.4%	60.4%	45.9%	73.6%	5.2%	54.3%	64.0%
Percent of Total Public Float	1.6%	75.5%	59.3%	92.6%	69.5%	95.1%	61.5%	48.9%	73.6%	14.8%	59.3%	65.5%
Number of Institutional Holders	4	543	18	226	161	430	306	125	1,261	71	315	194

Average Trading Volume	0.005	0.848	0.007	0.290	0.095	0.860	0.550	0.094	2.294	na	0.560	0.290
Percent of Total Shares Outstanding	0.2%	0.8%	0.1%	0.8%	0.3%	0.4%	0.5%	0.6%	0.6%	na	0.5%	0.5%
Percent of Total Public Float	0.2%	0.9%	0.2%	0.8%	0.3%	0.5%	0.5%	0.6%	0.6%	na	0.5%	0.5%

Short Interest	0.000	1.120	0.003	1.152	0.282	2.073	2.238	0.667	6.183	na	1.524	1.120
Short Interest Ratio	0.05	1.32	0.36	3.97	2.97	2.41	4.07	7.10	2.70	na	2.77	2.70
Percent of Total Shares Outstanding	0.0%	1.1%	0.1%	3.0%	1.0%	0.9%	1.9%	4.0%	1.6%	na	1.5%	1.1%
Percent of Total Public Float	0.0%	1.2%	0.1%	3.3%	1.0%	1.1%	2.0%	4.3%	1.6%	na	1.6%	1.2%

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Company Overview and Public Market Value Indications

PACER PRICE VOLUME GRAPH

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Company Overview and Public Market Value Indications

SIGNIFICANT EVENTS

A	December 14, 1999	Pacer Technology announced that its board of directors has authorized a program for repurchases of up to 10 percent of Pacer’s outstanding common stock. Shares purchased under this program are to be used to provide shares for employer equity compensation plans.

B	March 24, 2000	Pacer Technology announced that Ellis Gravette, Jr. has replaced John Hockin as Chairman.

C	February 26, 2001	Pacer Technology announced that Richard S. Kay will become the Chairman of the Company’s Board of Directors and that E.T. Gravette, Pacer’s current Chairman will continue serving as a Director of the Company.

D	May 30, 2001	Pacer Technology reported that it has entered into an agreement that provides for the sale of its California Chemical product line, which consists primarily of bulk liquids and powders for the sculptured acrylic finger nail processes, to Esschem, Inc., a major supplier of raw materials to Pacer for this product line. The sales price payable by Esschem to Pacer consists of $500,000 cash plus the transfer by Esschem to Pacer of 145,000 shares of Pacer common stock owned by Esschem, which represents approximately 4.5% of the outstanding common stock of Pacer. The transaction is expected to close in June 2001.

E	June 12, 2001	Pacer Technology reported that it completed its previously announced sale of its California Chemical product line to Esschem, Inc., a major supplier of raw materials to Pacer for this product line, for a price consisting of $500,000 cash plus the transfer by Esschem to Pacer of 145,000 Pacer shares owned by Esschem, which represents approximately 4.5% of Pacer’s outstanding shares.

F	July 9, 2001	Pacer Technology announced that Rick Kay was appointed President and Chief Executive Officer replacing Tom Nightingale.

G	August 24, 2001	Pacer Technology announced that it has entered into an agreement to sell substantially all of the assets of its Cook Bates product line, which consists of personal care manicure implements, seasonal gift sets and Halloween merchandise to The W.E. Bassett Company for $5.5 million in cash. The transaction is expected to close at the end of September.

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Company Overview and Public Market Value Indications

SIGNIFICANT EVENTS (CONTINUED)

H	October 1, 2001	Pacer Technology reported that it has now completed the sale of its Cook Bates product line, which consists of personal care manicure implements, seasonal gift sets and Halloween merchandise to The W.E. Bassett Company. The agreement to sell was originally reported on August 24, 2001, which indicated the sales price to be paid by The W.E. Bassett Company to be $5,500,000 in cash. The sales price was based on Pacer delivering $4,000,000 of inventory at closing, along with certain fixed and intangible assets. The actual inventory being delivered is $3,840,986. Consequently the cash proceeds from Bassett have been reduced to $5,340,986 to take into account the difference in inventory. As previously reported, Pacer will retain the outstanding accounts receivable and currently expects to realize between $3 and $4 million of additional cash from the collection of those receivables, net of Cook Bates liabilities.

I	December 26, 2001	Pacer Technology announced a voluntary Odd-Lot Stock Buyback Program through which shareholders holding stock certificates for 99 shares or less of Pacer Technology Common Stock may conveniently sell all of their shares to Pacer without any brokerage or other fees.

J	February 21, 2002	Pacer Technology announced the results of its voluntary Odd-Lot Stock Buyback Program. Presentments were made during this period by 366 shareholders representing 14,340 shares. In accordance with the Company’s offer to buy these shares at the highest closing price during the period, these shareholders will be paid $4.73 per share tendered.

K	August 6, 2002	Pacer Technology announced the successful completion of its Stock Repurchase Program. The Company repurchased more than 300,000 shares at a total cost of almost $1.4 million.

L	November 5, 2002	Pacer Technology’s Super Glue Corporation unveiled an easy-to-measure, waterproof epoxy adhesive designed to use on automobiles and recreational vehicles. The Anchor-Tite Epoxy System is a two-part, advanced industrial strength adhesive made to use on any part of a vehicle, including aluminum, plastic, rubber and steel surfaces. It is packaged in an easy-to-use, pre-measured applicator and has 30% flexibility while standard epoxies have less than 5%.

M	April 7, 2003	Pacer Technology announced that it has received a preliminary proposal from CYAN Investments, LLC (CYAN) to acquire all of the outstanding shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash. The Company has been informed that this proposal, which was to have expired on March 29, 2003, has been extended by CYAN to April 23, 2003. According to a filing made by CYAN with the Securities and Exchange Commission (SEC), CYAN is owned by E.T. Gravette, a former member of the Board of Directors of Pacer, and G. Jeffrey Records, Jr. and currently owns 749,260 shares, or 25.7%, of Pacer’s outstanding common stock.

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Fairness Analysis

[GRAPHIC APPEARS HERE]

Fairness Analysis

Valuation Summary

Market Multiple Methodology

Comparable Transaction Methodology

Income Approach

[GRAPHIC APPEARS HERE]

Valuation Summary

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value Indication from Operations

	CYAN Offer	Low		High
Market Approach

Market Multiple Methodology (1)		$18.258	—	$20.133
Comparable Transaction Methodology		$16.500	—	$18.500

Income Approach

Discounted Cash Flow Methodology – Gordon Growth Terminal Multiple		$18.837	—	$22.216
Discounted Cash Flow Methodology – Terminal EBITDA Multiple		$17.339	—	$20.369
Results Summary
Enterprise Value from Operations	$20.604	$17.750	—	$20.250

Nonoperating Assets/Liabilities:
Add: Cash and Cash Equivalents Balance as of 05/31/03	$2.395	$2.395	—	$2.395
Add: New Equipment Deposit Reimbursement (2)	$0.400	$0.400	—	$0.400
Add: Assumed Cash Received Upon Exercise of Stock Options	$3.621	$3.621	—	$3.621

Total Nonoperating Assets/Liabilities	$6.416	$6.416	—	$6.416

Enterprise Value	$27.020	$24.166	—	$26.666
Less: Total Debt	$0.128	$0.128	—	$0.128
Less: New Equipment: Capital Lease (2)	$0.590	$0.590		$0.590

Aggregate Value of Controlling Interests	$26.302	$23.448	—	$25.948

Per Share Value (3)	$6.95	$6.20	—	$6.86

Footnotes:

(1)	Includes a Control Premium of 25.0%.
(2)	In June 2003, the Company was refunded its $400,000 deposit and entered into a $590,000 capital lease
(3)	Number of Fully Diluted Shares Including All Vested and Unvested Stock Options and Warrants (in millions): 3.785

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Fairness Analysis

Valuation Summary

Market Multiple Methodology

Comparable Transaction Methodology

Income Approach

[GRAPHIC APPEARS HERE]

Market Multiple Methodology

REPRESENTATIVE LEVELS

(figures in millions)

	3-Year Average	Fiscal Year Ended June 30,			LTM Ended 5/31/03	FYE 2003	NFY	NFY + 1
		2000	2001	2002
Revenue Excluding Bates & CA Acrylics		$43.792	$28.271	$25.442	$24.887	$24.436	$26.390	$27.446
CA Acrylics		Not Provided	11.765	5.378	0.000	0.000	0.000	0.000
Cook Bates		Not Provided	1.621	0.000	0.000	0.000	0.000	0.000

Reported Revenue	$38.757	$43.792	$41.658	$30.820	$24.887	$24.436	$26.390	$27.446
Less: Cost of Goods Sold		32.891	31.916	22.073	17.116	16.614	17.417	18.114

Gross Profit		$10.901	$9.742	$8.747	$7.771	$7.822	$8.973	$9.332
Less: Selling, General & Administrative		9.859	9.268	7.245	6.216	6.322	5.839	5.955
Less: Other Operating Expenses		0.315	1.042	(0.695)	0.037	(0.008)	0.000	0.000
Add: Depreciation and Amortization		0.799	0.845	0.747	0.453	0.415	0.394	0.344
Add: Adjustments (1)		0.315	1.042	(0.136)	0.688	0.716	0.000	0.000

Adjusted EBITDA	$1.989	$1.841	$1.319	$2.808	$2.660	$2.638	$3.528	$3.721
Less: Depreciation and Amortization		0.799	0.845	0.747	0.453	0.415	0.394	0.344

Total Adjusted EBIT	$1.192	$1.042	$0.474	$2.061	$2.207	$2.224	$3.134	$3.377

Footnotes:
(1) Adjustments:
Restructuring charges		$0.315	$0.000	$0.517	$0.041	$0.000	$0.000	$0.000
Additional Outside Services Related to Restructuring		0.000	0.000	0.050	0.000	0.000	0.000	0.000
Transaction Related Expenses		0.000	0.000	0.000	0.165	0.320	0.000	0.000
Write-off of Property and Equipment		0.000	0.000	0.144	0.000	0.000	0.000	0.000
Memphis Lease Termination		0.000	0.000	0.000	0.082	0.075	0.000	0.000
K-Mart Bad Debt Provision Increase		0.000	0.000	0.365	0.246	0.321	0.000	0.000
Gain on sales of Cook Bates		0.000	0.000	(1.211)	0.000	0.000	0.000	0.000
Loss on close-out of Cook Bates Inventory		0.000	0.000	0.000	0.154	0.000	0.000	0.000
Loss on sale of California Chemical		0.000	1.042	0.000	0.000	0.000	0.000	0.000

Total Adjustments		$0.315	$1.042	$(0.136)	$0.688	$0.716	$0.000	$0.000

LTM: Latest Twelve Months

NFY: Next Fiscal Year

FYE: Fiscal Year Ended

[GRAPHIC APPEARS HERE]

Market Multiple Methodology

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
Small Tier	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
CPAC Inc,	$32.1	3.6	x	5.0	x	5.0	x	NA		NA
H.B. Fuller Company	$831.0	5.6	x	5.7	x	5.8	x	5.7	x	5.7	x
WD-40 Company	$561.6	15.0	x	12.7	x	11.6	x	11.6	x	10.7	x

Low		3.6	x	5.0	x	5.0	x	5.7	x	5.7	x
High		15.0	x	12.7	x	11.6	x	11.6	x	10.7	x
Median		5.6	x	5.7	x	5.8	x	8.7	x	8.2	x
Mean		8.1	x	7.8	x	7.5	x	8.7	x	8.2	x

Large Tier	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Avery Dennison Corp	$6,481.3	10.8	x	10.9	x	10.6	x	9.6	x	8.8	x
Cytec Industries Inc.	$1,561.8	6.6	x	7.2	x	6.3	x	6.8	x	6.6	x
Rohm and Haas Company	$9,858.8	8.9	x	9.2	x	9.2	x	8.9	x	7.9	x
RPM International Inc.	$2,185.2	8.3	x	9.2	x	8.7	x	7.7	x	7.3	x
3M Company	$63,735.9	15.6	x	15.2	x	14.8	x	13.9	x	12.6	x
Henkel KGaA	$8,571.0	5.4	x	6.7	x	6.7	x	6.4	x	6.0	x

Low		5.4	x	6.7	x	6.3	x	6.4	x	6.0	x
High		15.6	x	15.2	x	14.8	x	13.9	x	12.6	x
Median		8.6	x	9.2	x	9.0	x	8.3	x	7.6	x
Mean		9.3	x	9.7	x	9.4	x	8.9	x	8.2	x

		EV / EBIT
Small Tier	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
CPAC Inc,	$32.1	5.7	x	8.6	x	8.6	x	NA		NA
H.B. Fuller Company	$831.0	8.9	x	9.4	x	9.2	x	9.2	x	8.4	x
WD-40 Company	$561.6	16.5	x	13.3	x	12.1	x	12.1	x	11.0	x

Low		5.7	x	8.6	x	8.6	x	9.2	x	8.4	x
High		16.5	x	13.3	x	12.1	x	12.1	x	11.0	x
Median		8.9	x	9.4	x	9.2	x	10.6	x	9.7	x
Mean		10.4	x	10.4	x	10.0	x	10.6	x	9.7	x

Large Tier	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Avery Dennison Corp	$6,481.3	14.6	x	14.7	x	14.3	x	13.1	x	11.4	x
Cytec Industries Inc.	$1,561.8	10.7	x	11.8	x	9.7	x	11.1	x	10.3	x
Rohm and Haas Company	$9,858.8	17.4	x	16.2	x	16.2	x	15.3	x	13.5	x
RPM International Inc.	$2,185.2	10.5	x	11.2	x	10.6	x	9.7	x	9.0	x
3M Company	$63,735.9	20.8	x	19.6	x	19.0	x	17.5	x	15.7	x
Henkel KGaA	$8,571.0	10.3	x	11.1	x	11.1	x	11.0	x	10.1	x

Low		10.3	x	11.1	x	9.7	x	9.7	x	9.0	x
High		20.8	x	19.6	x	19.0	x	17.5	x	15.7	x
Median		12.6	x	13.2	x	12.7	x	12.1	x	10.8	x
Mean		14.1	x	14.1	x	13.5	x	12.9	x	11.7	x

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Market Multiple Methodology

RISK ANALYSIS RANKINGS

Size (Revenue, millions)		Size (Enterprise Value, millions)		Historical Growth (2-Year Revenue)		Historical Growth (1-Year Revenue)		Projected Growth (1-Year Revenue)

3M Co	$16,760.0	3M Co	$63,735.9	Wd-40 Co	21.7%	Wd-40 Co	32.4%	Cpac Inc	NA
Henkel Kgaa	$10,418.1	Rohm & Haas Co	$9,858.8	Rpm International Inc	0.6%	Avery Dennison Corp	2.6%	Rohm & Haas Co	10.7%
Avery Dennison Corp	$10,418.1	Henkel Kgaa	$8,571.0	3M Co	-1.1%	Henkel Kgaa	2.6%	Wd-40 Co	8.9%
Rohm & Haas Co	$5,959.0	Avery Dennison Corp	$8,571.0	Fuller (H. B.) Co	-4.0%	3M Co	1.7%	3M Co	8.8%
Rpm International Inc	$2,051.4	Rpm International Inc	$2,185.2	Cpac Inc	-4.5%	Rohm & Haas Co	1.1%	Pacer Technology	8.0%
Cytec Industries Inc	$1,395.6	Cytec Industries Inc	$1,561.8	Rohm & Haas Co	-5.0%	Rpm International Inc	-1.1%	Rpm International Inc	4.4%
Fuller (H. B.) Co	$1,262.6	Fuller (H. B.) Co	$831.0	Cytec Industries Inc	-5.0%	Fuller (H. B.) Co	-1.4%	Cytec Industries Inc	4.3%
Wd-40 Co	$230.6	Wd-40 Co	$561.6	Pacer Technology	-6.2%	Pacer Technology	-2.2%	Fuller (H. B.) Co	2.8%
Cpac Inc	$95.3	Cpac Inc	$32.1	Avery Dennison Corp	-14.0%	Cpac Inc	-2.5%	Avery Dennison Corp	2.1%
Pacer Technology	$24.9			Henkel Kgaa	-14.0%	Cytec Industries Inc	-2.9%	Henkel Kgaa	2.1%

SMALLER				BELOW AVERAGE		BELOW AVERAGE		ABOVE AVERAGE

Historical Growth (2-Year EBITDA)		Historical Growth (1-Year EBITDA)		Projected Growth (1-Year EBITDA)		Profitability (Gross Margin)		Profitability (EBIT to Revenue)

Pacer Technology	42.0%	Wd-40 Co	32.3%	Cpac Inc	NA	Wd-40 Co	51.0%	Wd-40 Co	20.1%
Wd-40 Co	12.3%	Rohm & Haas Co	9.6%	Pacer Technology	33.7%	Rpm International Inc	45.9%	3M Co	20.0%
3M Co	1.2%	3M Co	6.9%	Rpm International Inc	18.8%	Cpac Inc	44.4%	Cytec Industries Inc	11.6%
Rpm International Inc	0.4%	Cytec Industries Inc	3.9%	Wd-40 Co	9.3%	Avery Dennison Corp	43.0%	Rohm & Haas Co	10.2%
Fuller (H. B.) Co	-2.9%	Fuller (H. B.) Co	1.2%	3M Co	8.8%	Henkel Kgaa	43.0%	Rpm International Inc	10.1%
Rohm & Haas Co	-8.8%	Pacer Technology	-5.3%	Cytec Industries Inc	5.3%	3M Co	41.3%	Pacer Technology	8.9%
Cytec Industries Inc	-12.8%	Cpac Inc	-23.9%	Avery Dennison Corp	4.8%	Pacer Technology	31.2%	Avery Dennison Corp	7.4%
Avery Dennison Corp	-14.6%	Rpm International Inc	-25.4%	Henkel Kgaa	4.8%	Fuller (H. B.) Co	27.5%	Henkel Kgaa	7.4%
Henkel Kgaa	-14.6%	Avery Dennison Corp	-27.1%	Rohm & Haas Co	4.3%	Rohm & Haas Co	25.1%	Fuller (H. B.) Co	7.1%
Cpac Inc	-25.3%	Henkel Kgaa	-27.1%	Fuller (H. B.) Co	-0.6%	Cytec Industries Inc	22.5%	Cpac Inc	3.9%

DIVESTITURE OF NON-CORE ASSETS RESULTED IN SIGNIFICANT INCREASES		AVERAGE		STRONG		BELOW AVERAGE		AVERAGE DUE TO LOWER RELATIVE DEPRECIATION

Profitability (EBITDA to Revenue)		Liquidity (Current Ratio)		Leverage (Debt to EV)

3M Co	25.6%	Pacer Technology	6.2	3M Co	20.9%
Wd-40 Co	20.9%	Cpac Inc	4.3	Henkel Kgaa	10.8%
Rohm & Haas Co	18.0%	Henkel Kgaa	3.8	Avery Dennison Corp	10.8%
Cytec Industries Inc	17.6%	Wd-40 Co	2.1	Wd-40 Co	16.9%
Avery Dennison Corp	12.3%	Rpm International Inc	2.5	Fuller (H. B.) Co	20.3%
Henkel Kgaa	12.3%	Fuller (H. B.) Co	2.1	Cytec Industries Inc	13.8%
Rpm International Inc	12.2%	Rohm & Haas Co	1.7	Rohm & Haas Co	30.8%
Fuller (H. B.) Co	11.4%	Cytec Industries Inc	1.6	Cpac Inc	24.9%
Pacer Technology	10.7%	3M Co	1.4	Rpm International Inc	32.0%
Cpac Inc	6.8%	Avery Dennison Corp	3.8

LOW DUE TO COMMODITY BUSINESS AND LACK OF PRODUCT DIVERSITY		SUPERIOR DUE TO STRONG BALANCE SHEET AND NO DEBT		SUPERIOR—NO DEBT

Historic revenue growth excludes Cook Bates and Californis Acrylic.

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Market Multiple Methodology

MARKET MULTIPLE METHODOLOGY

(figures in millions)

	Representative Level	Selected Multiple Range	Indicated Enterprise Value Range
LTM
EBITDA	$2.660	5.00 x — 5.50 x	$13.300	—	$14.630
EBIT	$2.207	6.00 x — 6.50 x	$13.240	—	$14.340

NFY 2004
EBITDA	$3.528	4.50 x — 5.00 x	$15.880	—	$17.640
EBIT	$3.134	5.50 x — 6.00 x	$17.240	—	$18.800

Median			$14.590	—	$16.135
Mean			$14.915	—	$16.353

Selected Enterprise Value Range, on a Minority Interest Basis			$14.750	—	$16.250
Less: Total Interest-Bearing Debt			0.128	—	0.128
Less: New Equipment: Capital Lease			0.590		0.590

Aggregate Value of Minority Interest, as if Marketable			$14.032	—	$15.532
Add: Control Premium @ 25.0%			3.508	—	3.883

Value of Total Equity, on a Controlling Interest Basis			$17.540	—	$19.415
Add: Total Interest-Bearing Debt			0.128	—	0.128
Add: New Equipment: Capital Lease			0.590	—	0.590

Enterprise Value Range, on a Controlling Interest Basis			$18.258	—	$20.133

[GRAPHIC APPEARS HERE]

Fairness Analysis

Valuation Summary

Market Multiple Methodology

Comparable Transaction Methodology

Income Approach

Comparable Transaction Methodology

COMPARABLE TRANSACTION SUMMARY

(figures in millions)

Announced	Seller	Buyer	Target Business Description:	30 Day Premium	EV – Enterprise Value ($mm)	LTM Revenue	LTM EBITDA	EBITDA Margin	Enterprise Value/ EBIT	Enterprise Value/ EBITDA	Enterprise Value/ Revenue
28-Mar-03	Newell Rubbermaid Inc	Cosmetic Specialties Inc	Manufactures cosmetics such as lip and eye color cosmetics		13.0	50.0					0.3x
21-Mar-03	Morgan Crucible Co PLC	Curtiss-Wright Corp	Manufactures dry film lubricant products for military and industrial use		16.7	26.0					0.6x
25-Feb-03	Berger International Ltd	Asian Paints India Ltd	Investment holding company which distributes and manufactures paint	109.1%	21.5	66.1	(2.6)	-3.9%	-8.2x	-8.2x	0.3x
29-Jan-03	Industri Kapital Ab	Smith International Inc	Produces adhesives and coatings		79.7	75.5					1.1x
21-Jan-03	Pfizer Inc	Energizer Holdings Inc	Manufactures and markets shaving products		930.0	650.0					1.4x
3-Dec-02	Solutia Inc	UCB SA	Manufactures resins, additives, and adhesives		510.0	549.0			7.6x		0.9x
28-Jun-02	Crompton Corp	Akzo Nobel NV	Produces chemicals used in household products		95.0	165.0					0.6x
9-May-02	Heartland Corp	WD-40 Co	Manufactures and markets carpet and fabric spot removers and cleaners		44.4	33.3	6.9	20.8%	6.5x	6.4x	1.3x
16-Apr-02	Stephan Co	Private Group Led by Management of The Stephan Co	Makes hair care and personal grooming products	56.3%	19.7	27.0	2.8	10.5%	18.4x	7.0x	0.7x
21-Mar-02	Pakvash Co	Henkel KGaA	Manufactures detergents		29.8	40.0					0.7x
5-Mar-02	Abbott Laboratories	Chattem Inc	Manufactures and provides shampoo		75.0	40.7	13.5	33.1%	5.6x	5.6x	1.8x
18-Dec-01	Heritage Marketing Corp	AKI Holding Corp	Produces color cosmetic samples		20.9	13.6			14.8x		1.5x
13-Nov-01	Amberley Group Plc	Bousfield Holdings Ltd	Manufactures and supplies of printing inks, coatings and materials		13.6	52.9	0.6	1.1%	-7.2x	24.3x	0.3x
1-Oct-01	Betonel Ltd	Sico Inc	Manufactures and produces house paints		8.6	17.2					0.5x
13-Sep-01	Chembond Ltd	Mapei SpA	Manufactures paints and adhesives	100.0%	3.7	10.3	0.2	1.5%	28.1x	24.3x	0.4x
13-Sep-01	Henkel KGaA	Private Group Led By Schroders Ventures and Goldma	Manufactures specialty chemicals		2,776.2	2,895.2	217.2	7.5%	13.2x	12.8x	1.0x
30-Jul-01	Hays Plc	Albion Chemicals Ltd	Produces and distributes bulk, packaged and speciality chemicals		151.6	226.8					0.7x
14-May-01	Labropoulos Brothers SA	Notos Com Holdings SA	Produces and trades cosmetics	-39.0%	53.3	68.7	5.3	7.7%	10.1x	10.1x	0.8x
8-May-01	Carter-Wallace Inc	Church & Dwight Co / Kelso & Co	Manufactures toiletries, proprietary drugs and other consumer goods		622.4	435.5	99.1	22.7%	7.1x	6.3x	1.4x

Comparable Transaction Methodology

COMPARABLE TRANSACTION SUMMARY (CONTINUED)

(figures in millions)

Announced	Seller	Buyer	Target Business Description:	30 Day Premium	EV – Enterprise Value ($mm)	LTM Revenue	LTM EBITDA	EBITDA Margin	Enterprise Value/ EBIT	Enterprise Value/ EBITDA	Enterprise Value/ Revenue
2-Apr-01	USA Detergents Inc	Church & Dwight Co	Manufactures and markets nationally distributed value brand laundry and household cleaning products	64.7%	135.5	249.0	13.4	5.4%	45.5x	10.1x	0.5x
22-Jan-01	Guest Supply Inc	Sysco Corp	Manufactures, packages and distributes personal guest amenities to the lodging industry	42.6%	171.9	76.7	26.6	34.7%	8.3x	6.5x	2.2x

		Min		-39%	3.7	10.3	2.8	7.5%	5.6x	5.6x	0.3x
		Max		109%	4,950.0	2,895.2	217.2	34.7%	18.4x	12.8x	1.8x

		Mean		56%	469.9	348.9	48.1	19.6%	10.2x	8.1x	0.8x
		Median		60%	65.3	67.4	13.4	20.8%	8.3x	6.7x	0.7x

Excluded from the Range

Source: Mergerstat

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Comparable Transaction Methodology

TRANSACTION MULTIPLE METHODOLOGY

(figures in millions)

	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
LTM
Revenues	$24.887	0.65 x	—	0.75 x	$16.180	—	$18.670
EBITDA	$2.660	6.5 x	—	7.0 x	$17.290	—	$18.620
EBIT	$2.207	7.5 x	—	8.0 x	$16.550	—	$17.650

Median					$16.550	—	$18.620
Mean					$16.673	—	$18.313

Selected Enterprise Value Range, on a Controlling Interest Basis					$16.500	—	$18.500

[GRAPHIC APPEARS HERE]

Fairness Analysis

Valuation Summary

Market Multiple Methodology

Comparable Transaction Methodology

Income Approach

[GRAPHIC APPEARS HERE]

Income Approach

DISCOUNTED CASH FLOW VALUATION–GORDON GROWTH

(figures in millions)

	Projected Fiscal Year Ending June 30,
	2004	2005	2006	2007	2008	2009
EBIT	$3.134	$3.377	$3.630	$3.897	$4.177
Less: Taxes	1.254	1.351	1.452	1.559	1.671

Debt-Free Earnings	$1.880	$2.026	$2.178	$2.338	$2.506	$2.606

Less: Capital Expenditures (1)	(0.400)	(0.400)	(0.400)	(0.400)	(0.400)	$(0.400)
Less: Working Capital Requirements	(0.309)	(0.145)	(0.151)	(0.157)	(0.163)	$(0.170)
Add: Depreciation and Amortization	0.394	0.344	0.340	0.355	0.370	$0.370

Total Net Investment	$(0.315)	$(0.201)	$(0.211)	$(0.202)	$(0.193)	$(0.200)

Net Debt-Free Cash Flows:	$1.566	$1.825	$1.967	$2.136	$2.313	$2.407

Growth %		17%	8%	9%	8%
Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 14.0%	0.94	0.82	0.72	0.63	0.55

Present Value of Net Debt-Free Cash Flows:	$1.466	$1.499	$1.418	$1.350	$1.283

Sensitivity Analysis: Enterprise Value

		Gordon Growth Rate
		3.0%	3.5%	4.0%	4.5%	5.0%
	13.0%	$21.053	$21.784	$22.596	$23.503	$24.524
	13.5%	$20.055	$20.703	$21.420	$22.216	$23.105
Discount Rate	14.0%	$19.148	$19.726	$20.361	$21.064	$21.844
	14.5%	$18.320	$18.837	$19.404	$20.027	$20.716
	15.0%	$17.562	$18.027	$18.534	$19.089	$19.700
Range of Selected Enterprise Values			$18.837	—	$22.216

DCF Assumptions
Discount Rate	14.0%
Tax Rate	40.0%

Gordon Growth Assumptions
2009 Cash Flow (4.0% Growth	$2.407
Gordon Growth Rate	4.0%

Terminal Value	$24.065

Discount Period	4.50
Discount Factor @ 14.0%	0.55

PV of Terminal Value	$13.345

Distribution of Value
Period Cash Flow	34.5%
Terminal Cash Flow	65.5%

Total	100.0%

Implied Analyses
LTM EBITDA Multiple	7.7	x
NFY EBITDA Multiple	5.8	x
Implied Terminal Multiple	5.3	x

(1)	Based on discussions with Company management.

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Income Approach

DISCOUNTED CASH FLOW VALUATION – TERMINAL MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending June 30,
	2004	2005	2006	2007	2008
EBIT	$3.134	$3.377	$3.630	$3.897	$4.177
Less: Taxes	1.254	1.351	1.452	1.559	1.671

Debt-Free Earnings	$1.880	$2.026	$2.178	$2.338	$2.506

Less: Capital Expenditures (1)	(0.400)	(0.400)	(0.400)	(0.400)	(0.400)
Less: Working Capital Requirements	(0.309)	(0.145)	(0.151)	(0.157)	(0.163)
Add: Depreciation and Amortization	0.394	0.344	0.340	0.355	0.370

Total Net Investment	($0.315)	($0.201)	($0.211)	($0.202)	($0.193)

Net Debt-Free Cash Flows:	$1.566	$1.825	$1.967	$2.136	$2.313
Growth %		17%	8%	9%	8%
Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 14.0%	0.94	0.82	0.72	0.63	0.55

Present Value of Net Debt-Free Cash Flows:	$1.466	$1.499	$1.418	$1.350	$1.283

Sensitivity Analysis: Enterprise Value

		Terminal EBITDA Multiple
		4.0x	4.5x	5.0x	5.5x	6.0x
	13.0%	$17.040	$18.274	$19.508	$20.742	$21.976
	13.5%	$16.748	$17.955	$19.162	$20.369	$21.576
Discount Rate	14.0%	$16.463	$17.643	$18.824	$20.005	$21.186
	14.5%	$16.184	$17.339	$18.495	$19.650	$20.805
	15.0%	$15.912	$17.043	$18.173	$19.303	$20.434
Range of Selected Enterprise Values			$17.339	—	$20.369

DCF Assumptions
Discount Rate	14.0%

Tax Rate	40.0%
Terminal Value Assumptions
Terminal EBITDA (2008)	$4.547
Terminal Multiple	5.0	x

Terminal Value	$22.735
Discount Period	5.00
Discount Factor @ 14.0%	0.52

PV of Terminal Value	$11.808

Distribution of Value
Period Cash Flow	37.3%
Terminal Cash Flow	62.7%

Total	100.0%

Implied Analyses
LTM EBITDA Multiple	7.1	x
NFY EBITDA Multiple	5.3	x
Implied Gordon Growth Rate	3.5%

(1)	Based on discussions with Company management.

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Strategic Alternatives

Confidential

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Strategic Alternatives

OVERVIEW OF STRATEGIC ALTERNATIVES

•	In its analysis of the strategic alternatives open to Pacer Technology’s shareholders, Houlihan Lokey considered the following options to CYAN’s offer:

•	Maintain the status quo;

•	Recapitalize the Company to provide a dividend to shareholders;

•	Grow through acquisitions; and

•	Sell the Company to a third party.

Confidential

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Strategic Alternatives

MAINTAIN THE STATUS QUO

•	By maintaining its current ownership structure and remaining a publicly traded company, Pacer Technology would allow current shareholders to participate in any upside (e.g., new growth opportunities) and downside (e.g., Company performance issues or economic downturn) of the Company.

Advantages	Disadvantages

•        Participation in future growth of the business.

•        Continued access to capital markets, even if this need seems remote currently.

•        Maintains the current management and operating structure of the Company

•        Lack of analyst coverage and peer group of comparable companies limit investor interest in the stock.

•        Low trading volumes provide limited liquidity at best.

•        Limited acquisition plans preclude need to access capital markets.

•        Approximately $250,000 (or more) per year in costs associated with being a public company.

•	Houlihan Lokey Conclusion: The status quo would likely result in limited liquidity as well as limited opportunity for substantial price appreciation beyond CYAN’s offer based on the Company’s historic performance and the industry outlook.

Confidential

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Strategic Alternatives

RECAPITALIZE THE COMPANY TO PROVIDE A DIVIDEND TO SHAREHOLDERS

•	The Company could pay all shareholders a special dividend, funded through increased borrowing.

Advantages	Disadvantages
• Provides a one-time liquidity event for all shareholders. • Maintains current ownership

•       The Company’s ability to borrow on a secured basis may be minimal, making financing expensive and potentially dilutive.

•       High degree of financial leverage may not allow for pursuit of operational opportunities, including acquisitions.

•       Credit markets are unfavorable and may not provide sufficient liquidity to pay a meaningful dividend.

•       Additional debt may result in difficulties regarding long-term stock price appreciation.

•	Houlihan Lokey Conclusion: A recapitalization of the Company is not considered to be an attractive alternative at this time.

Confidential

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Strategic Alternatives

GROW THROUGH ACQUISITIONS

•	The Company could attempt to increase its stock price by growing through acquisitions.

Advantages	Disadvantages
• Maintains current ownership. • If successful, this strategy could improve analyst coverage of and market interest in the stock.

•        Pacer Technology’s growth potential in the commoditized adhesives market is minimal due the larger players currently in the market place.

•        Pacer’s poor stock performance precludes the use of stock as acquisition consideration.

•        The Company has limited excess cash.

•        Pacer’s prior expansion efforts have been unsuccessful.

•	Houlihan Lokey Conclusion: While an acquisitive growth strategy may be appealing, market conditions and the Company’s focus on core operations make a successful acquisition strategy unlikely.

Confidential 44

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Strategic Alternatives

SELL THE COMPANY TO A THIRD PARTY

•	In concert with CYAN, the Committee commenced an active process to market and sell the Company. Houlihan Lokey has completed this process that resulted in the Committee negotiating a definitive agreement based on CYAN’s revised, higher offer.

•	Houlihan Lokey’s efforts resulted in (i) the identification of five strategic buyers, (ii) indications of interest and management presentations with three of the five strategic buyers, (iii) a formal offer from Strategic A and (v) an increase in CYAN’s offer price from $6.00 to $6.95 per fully diluted shares.

•	The competitive process concluded with CYAN as the winning bidder.

Potential Buyer	Status		Comments
Strategic A	Passed	•	Submitted a letter of intent with a final offer of $6.91 per fully diluted share subject to conditions

Strategic B	Passed	•	Prior to management presentations submitted an offer of $6.20 per share but passed after management presentations

Strategic C	Passed	•	Prior to management presentations submitted an offer of $6.00 per share but passed after management presentations

Strategic D	Passed	•	Did not provide a preliminary letter of intent

Strategic E	Passed	•	Financial advisor met with Pacer management in late April

		•	Requested 3 months to evaluate the opportunity

		•	Passed due to timing constraints

Confidential 45

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Appendices

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Appendices

Communication to Identified Potential Buyers

Synopses of Comparable Companies

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Communication to Identified Potential Buyers

COMMUNICATIONS TO IDENTIFIED POTENTIAL BUYERS

April 16, 2003

[NAME]

[TITLE]

[COMPANY]

[ADDRESS]

[ADDRESS]

Dear [NAME]:

As you may be aware, on April 7, 2003, Pacer Technology (“Pacer” or the “Company”) issued a press release stating that it has received a preliminary proposal from CYAN Investments, LLC (“CYAN”), to acquire all of the outstanding shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash. Based on information provided in the press release, CYAN is owned by E.T. Gravette, a former member of the Board of Directors of Pacer, and G. Jeffrey Records, Jr. and currently owns 749,260 shares, or 25.7%, of Pacer’s outstanding common stock. The Company announced that its Board of Directors has formed a Special Committee of independent directors to evaluate CYAN’s proposal. Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) has been retained to provide financial advisory services to the Special Committee and analyze strategic and other alternatives available to the shareholders.

As part of this analysis, Houlihan Lokey is contacting selected companies to ensure they are aware of CYAN’s proposal and to ascertain any interest those companies may have in Pacer.

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Communication to Identified Potential Buyers

COMMUNICATIONS TO IDENTIFIED POTENTIAL BUYERS (CONTINUED)

Pacer is listed on NASDAQ under the ticker symbol PTCH. The Company is a vertically integrated manufacturing formulator and packager of adhesives, sealants and other related products used in hobby, industrial, automotive aftermarket, consumer and private label applications. Pacer also produces the plastic containers used to package their adhesives and produces plastic containers for other customers. These products are sold primarily in the United States and internationally through its UK subsidiary. The Company’s products are marketed and sold by the Company’s internal sales personnel who focus on mass merchandisers and other national retail accounts, and by independent sales representative organizations. A copy of the Company’s press release dated April 7, 2003, is attached herewith. The Company’s website (www.pacertech.com) offers more information on Pacer, as do various publicly disclosed filings with the Securities & Exchange Commission.

We have attempted to contact you directly to discuss your company’s potential interest in acquiring the shares. We will attempt to contact you again later this week to follow up, but if you have any interest in discussing this further, please call the undersigned at your earliest convenience. At this time, please refrain from calling the Company directly and from disclosing our communications regarding this matter to third parties.

Thank you,

/s/ Marjorie L. Bowen	/s/ Karen Miles

Marjorie L. Bowen	Karen Miles

Managing Director	Senior Vice President

(310) 553-8871	(310) 788-5243

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Communication to Identified Potential Buyers

COMMUNICATIONS TO IDENTIFIED POTENTIAL BUYERS (CONTINUED)

PACER TECHNOLOGY RECEIVES ACQUISITION PROPOSAL FROM AN INVESTMENT GROUP LED BY FORMER BOARD MEMBER

RANCHO CUCAMONGA, Calif., April 7, 2003 Pacer Technology (Nasdaq: PTCH–News), today announced that it has received a preliminary proposal from CYAN Investments, LLC (“CYAN”), to acquire all of the outstanding shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash. We have been informed that this proposal, which was to have expired on March 29, 2003, has been extended by CYAN to April 23, 2003. According to a filing made by CYAN with the Securities and Exchange Commission (“SEC”), CYAN is owned by E.T. Gravette, a former member of the Board of Directors of Pacer, and G. Jeffrey Records, Jr. and currently owns 749,260 shares, or 25.7%, of Pacer’s outstanding common stock.

Pacer’s Board of Directors has formed a Special Committee comprised solely of independent directors, who are Carl E. Hathaway and John G. Hockin, II, to review the proposal and consider courses of action that might be available to Pacer as alternatives to CYAN’s acquisition proposal. Mr. Hathaway will serve as Chairman of the Committee, which will be retaining an investment banking firm to provide financial advisory services to it in connection with its review.

As was disclosed in the SEC filing by CYAN, on March 26, 2003, Ridgestone Corporation sold all of its Pacer shares to the members of CYAN. As a result of that transaction, D. Stephen Antion, who was Ridgestone’s representative on the Board of Directors, has resigned as a director of Pacer.

In the event that a proposed transaction is approved by the Special Committee and, as a result CYAN and Pacer enter into an agreement to proceed with such a transaction, they will be required to make certain filings relating to the proposed transaction with the Securities and Exchange Commission. Pacer shareholders and investors are advised to read all such filings regarding the proposed transaction, if and when the transaction proceeds and such filings are made, because they will contain important information. Shareholders and investors also will be able to obtain free copies of any filings that might be made and other documents filed by Pacer with the SEC at the SEC’s web site at www.sec.gov.

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Appendices

Communication to Identified Potential Buyers

Synopses of Comparable Companies

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Synopses of Comparable Companies

3M

3M Co. (MMM) is a diversified manufacturing company which operates through six business segments: industrial products; transportation, graphics and safety; health care; consumer and office products; electro and communications; and specialty materials.

Industrial products include a wide variety of coated and nonwoven abrasives, adhesives, pressure-sensitive tapes, and specialty products. Major product lines include vinyl, polyester, foil and specialty industrial tapes and adhesives; Scotch brand masking, filament and packaging tapes; packaging equipment; and 3M brand VHB brand bonding tapes.

The Transportation, Graphics and Safety Markets segment provides reflective sheeting, high-performance graphics, respirators, automotive components, security products and optical films. In transportation safety, 3M provides reflective sheetings used on highway signs, vehicle license plates, construction workzone devices, trucks and other vehicles. Safety and security products include reflective materials that are widely used on apparel, footwear and accessories, enhancing visibility in low-light situations.

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Synopses of Comparable Companies

3M (CONTINUED)

The Health Care Markets segments’ major product categories include medical and surgical supplies, infection prevention, microbiology, health information systems, pharmaceuticals, drug delivery systems, dental and orthodontic products, and mechanical and tape closures for disposable diapers. In medical and surgical, 3M is a supplier of medical tapes, dressings and wound closures. The health care segment also provides other medical products, including orthopedic casting materials, electrodes and stethoscopes. This segment also serves the pharmaceutical and dental markets, as well as manufacturers of disposable diapers.

The Consumer and Office Markets segment is most widely known for its Scotch brand tapes; Post-it brand Note products, such as flags, memo pads, labels, Pop-up notes and dispensers; home care products, including Scotch-Brite brand scouring, sponge and high performance products, O-Cel-O brand sponges and Scotchgard brand fabric protectors.

The Electro and Communications segment serves the electronics, telecommunications and electrical markets. Major electronic and electrical products include packaging and interconnection devices.

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Synopses of Comparable Companies

AVERY DENNISON CORP.

Avery Dennison Corp. (AVY) produces pressure-sensitive adhesives and materials and the production of consumer and converted products. Some pressure-sensitive adhesives and materials are converted into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. The company had 2002 sales of $4.2 billion.

AVY also makes and sells a variety of consumer and converted products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, fasteners, business forms, reflective highway safety products, tickets, tags, and imprinting equipment.

The Pressure-sensitive Adhesives and Materials segment manufactures and sells Fasson-, JAC- and Avery Dennison-brand pressure-sensitive base materials, specialty tapes, graphic films, reflective highway safety products, and chemicals. Base materials consist primarily of papers, plastic films, metal foils and fabrics, which are primed and coated with company-developed and purchased adhesives, and then laminated with specially coated backing papers and films. They are sold in roll or sheet form with either solid or patterned adhesive coatings, and are available in a wide range of face materials, sizes, thicknesses and adhesive properties. The business of this segment is generally not seasonal, except for certain highway safety products.

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Synopses of Comparable Companies

AVERY DENNISON CORP. (CONTINUED)

The Consumer and Converted Products segment manufactures and sells a wide range of Avery-brand consumer products, custom label products, high performance specialty films and labels, automotive applications and fasteners.

International operations, principally in Western Europe, constitute a significant portion of the company’s business. In addition, AVY is expanding its operations in Asia Pacific, Latin America and Eastern Europe. As of December 31, 2002, the company manufactured and sold its products from approximately 200 manufacturing facilities and sales offices located in 42 countries.

On May 17, 2002, AVY acquired Jackstädt GmbH, a manufacturer of pressure-sensitive adhesive materials based in Germany. On December 5, 2002, AVI acquired RVL Packaging, Inc., a California-based provider of brand identification products to apparel manufacturers and retailers.

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Synopses of Comparable Companies

CPAC, INC.

CPAC, Inc. (CPAK) manufactures and markets products in the Cleaning & Personal Care and Imaging industries. The company has two principal business segments: Fuller Brands and CPAC Imaging.

The Fuller Brands Segment develops, manufactures, distributes, and markets branded and private-label consumer and commercial cleaning and personal care products. The Fuller Brands Segment is comprised of three business units that are primarily focused on the development, manufacture, distribution, and marketing of approximately 2,700 branded and private-label products. These business units are The Fuller Brush Company, Inc., Kansas; Stanley Home Products, Massachusetts; and Cleaning Technologies Group, Kansas.

The segment’s products include home and commercial cleaning products (all-purpose cleaners, degreasers, deodorizers, stain removers, laundry products); stick goods (brooms, brushes, mops); commercial floor care chemicals; custom brush components for OEM applications; and personal care products (hair and skin care, fragrances, cosmetics, vitamins, nutritional supplements). The majority of products are manufactured at the segment’s 600,000 square foot facility in Kansas.

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Synopses of Comparable Companies

CPAC, INC. (CONTINUED)

The Consumer component of the Fuller Brands Segment consists of products sold through The Fuller Brush Company and Stanley Home Products business units. Product lines include: Home Care products for kitchen, laundry, bath, and general household cleaning, as well as brushes, brooms, and mops; and Personal Care products such as hair and skin care products, fragrances, cosmetics, vitamins and nutritional supplements. The Commercial business of the Fuller Brands Segment consists of products sold through The Fuller Brush Company and Cleaning Technologies Group. Commercial sales are broken out into three categories: Commercial Cleaning, Custom Products, and Export. The three key Commercial businesses address the needs of various customers, from retail food store sanitation products to industrial brushes.

The CPAC Imaging segment includes the company’s color photographic, health care, and graphic arts imaging operations in the United States, Belgium, Italy, South Africa and Thailand, which collectively sell into more than 100 countries. Classes of products include liquid chemicals for developing silver halide photographic film, photographic paper, radiographic and graphic arts film; chemical mixers for Health Care and Graphic Arts imaging; silver recovery and pollution control equipment

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Synopses of Comparable Companies

CYTEC INDUSTRIES INC.

Cytec Industries Inc. (CYT) is a specialty chemicals and specialty materials company that focuses on value-added products. It serves major markets for aerospace, water treatment and mining, automotive and industrial coatings, plastics, and chemical intermediates. The company manufactures the vast majority of its products and sells its products worldwide.

CYT operates in four business segments: Water and Industrial Process Chemicals; Performance Products; Specialty Materials; and Building Block Chemicals.

The Water and Industrial Process Chemicals segment (24.6 percent of net sales in 2002; 24.2 percent in 2001) principally includes water treating chemicals, mining chemicals, and phosphine chemicals. The water treating chemicals product line includes the manufacture and sale of products for use in such applications as sewage conditioners for municipal wastewater treatment, as treatments in industrial waste streams to remove suspended solids, as treatments of municipal drinking water and industrial influent water supplies, and as drilling mud conditioners for oil service companies. The mining chemicals product line is primarily used in applications to separate minerals from ores. Phosphine chemicals are utilized for a variety of applications. CYT is the largest supplier of ultra-high purity phosphine gas, used in semiconductor manufacturing and light emitting diode applications.

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Synopses of Comparable Companies

CYTEC INDUSTRIES INC. (CONTINUED)

The Performance Products segment (33.6 percent; 31.3 percent) principally includes coating chemicals, performance chemicals, and polymer additives. CYT believes that it is the largest global supplier of amino coating resins (Resins), which it markets primarily for industrial coatings applications under the CYMEL trademark. The company sells Resins worldwide to manufacturers producing coatings for automotive, marine, wood and metal finishings, and appliances, containers, coils and general industrial maintenance coatings.

Specialty Materials (29.4 percent; 32.5 percent) principally include advanced composites and adhesives. This segment manufactures and sells aerospace materials that are used mainly in commercial and military aviation, satellite and launch vehicles, and aircraft brakes and high performance automotive applications such as F-1 racing cars.

Building Block Chemicals (12.4 percent; 12.1 percent) principally include acrylonitrile, acrylamide, hydroCYANic acid, melamine and sulfuric.

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Synopses of Comparable Companies

HENKEL

Henkel KgaA (HENKEL). The Group’s principal activities are divided into four product divisions: Henkel technologies (industrial adhesives, contact adhesives and sealant); Cosmetics/toiletries (hair cosmetics, toiletries, oral and skin care, hair salon products); Detergents/household cleaners (heavy duty and specialty detergents, fabric softeners, household cleansers, kitchen care products, shoe care products, plant care products); Adhesives (adhesives, contact adhesives and sealant for consumer and craftsman. Detergents/household cleaners accounted for 32 percent of 2002 revenues; Henkel Technologies, 29 percent; Cosmetics/toiletries, 22 percent; Consumer adhesives, 13 percent and Corporate, 4 percent.

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Synopses of Comparable Companies

H.B. FULLER CO.

H.B. Fuller Co. (FUL) is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products. The company has sales operations in 36 countries in North America, Europe, Latin America and the Asia/Pacific region.

The largest business segment is comprised of industrial and performance adhesives products for applications in various markets, including assembly (woodworking, appliances, etc.), packaging, converting (corrugated, tape and label, tissue and towel, etc.), nonwoven (disposable diapers feminine care and adult incontinence products), automotive, graphic arts (books magazines, etc.) and footwear. Adhesives represented nearly 70 percent of global net revenue for fiscal year 2002 (December) and are manufactured and distributed globally.

FUL also produces and supplies specialty chemical products for a variety of applications such as ceramic tile application, HVAC insulation, powder coatings applied to metal surfaces for office furniture, appliances and lawn and garden equipment, specialty hot melt products for packaging applications, consumer products and windows market applications, as well as liquid paint sold through retail outlets in Central America. Specialty products accounted for 30 percent of global net revenue in fiscal year 2002.

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Synopses of Comparable Companies

H.B. FULLER CO. (CONTINUED)

At the end of fiscal year 2002, the company had plants in 16 countries outside the United States and satellite sales offices in another 19 countries. The company also uses license agreements to maintain a worldwide manufacturing network.

A restructuring plan approved and implemented throughout 2002, and expected to be completed in the first half of 2003, called for the elimination of approximately 20 percent of the company’s 2001 global manufacturing capacity. In 2002, twelve manufacturing facilities were closed within the Global Adhesives operating segment- eight in North America, three in Latin America and one in Europe. In the Full-Valu/Specialty operating segment two manufacturing facilities were closed- one in the United States and one in Latin America and one production line was shut down in another facility in the United States.

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Synopses of Comparable Companies

ROHM & HAAS CO.

Rohm & Haas Co. (ROH) is a worldwide producer of specialty chemicals that reported 2002 net sales of about $5.7 billion. In 2002, about 39 percent of net sales were made outside of North America. ROH operates six global businesses with more than 100 plants and research facilities in 25 countries.

The Coatings segment (33 percent of 2002 net sales) is comprised of three businesses: Architectural and Functional; Powder; and Automotive Coatings. Architectural and Functional Coatings produces acrylic emulsions, additives and colorants that are used to make industrial and decorative coatings, varnishes and specialty finishes. Automotive Coatings formulates paints for the plastic interior and exterior components of cars and trucks. Powder Coatings produces a comprehensive line of thermoset and thermoplastic coatings used on everything from backyard grills to kitchen cabinetry and industrial shelving.

The Adhesives and Sealants (11 percent) segment provides adhesives and other products, based on a wide range of technologies, used to make carton sealing tapes, pressure-sensitive labels, flexible packaging, automotive components and other specialty laminates.

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Synopses of Comparable Companies

ROHM & HAAS CO. (CONTINUED)

The Electronic Materials (17 percent) segment provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. The Printed Wiring Board business provides essential chemistry for use in the manufacture of high-density printed circuits and circuit boards, and the Electronic and Industrial Finishing business provides chemical processes used to metallize electronic components and devices.

The Performance Chemicals (21 percent) segment includes the sales and operating results of Plastics Additives, Inorganic and Specialty Solutions, Consumer and Industrial Specialties, Ion Exchange Resins and other smaller business groups. These businesses provide products that serve a diverse set of markets, from consumer products, to additives used to manufacture plastic and vinyl products, to water treatment and purification processes for food and pharmaceutical markets, to newsprint processing.

The Salt (12 percent) segment, according to ROH, includes the leading brand of table salt in the United States. Morton Salt, with its little Umbrella Girl, and Windsor Salt, Canada’s leading brand. This segment also includes salt used for water conditioning, highway ice control, food processing.

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Synopses of Comparable Companies

RPM

RPM International Inc. (RPM), formerly RPM, Inc., manufactures and markets high-quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of the industrial and consumer markets. The company’s family of products includes those marketed under brand names such as CARBOLINE, DAP, DAY-GLO, FLECTO, RUST-OLEUM, STONHARD, TREMCO AND ZINSSER. As of May 31, 2002, RPM marketed its products in approximately 130 countries and territories and operated manufacturing facilities in 62 locations in the United States, Argentina, Belgium, Brazil, Canada, China, Colombia, Germany, Italy, Malaysia, Mexico, New Zealand, The Netherlands, Poland, South Africa, the United Arab Emirates and the United Kingdom. About 25 percent of RPM’s sales are generated in international markets.

RPM’s business portfolio is divided into two operating segments: industrial and consumer.

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Synopses of Comparable Companies

RPM (CONTINUED)

Industrial products designed for waterproofing applications include sealants, deck coatings, membranes and water-based coatings for commercial and industrial maintenance. Products used for general commercial and industrial maintenance include roofing material, such as asphaltic aluminum roof deck coating, Geoflex and Hy-Shield premium single-ply roofing materials and Tremco roofing systems, as well as the Euco line of concrete and masonry additives, coatings and repair products. Some Industrial product lines are sold to similar specifying customers. These include high-performance polymer floors, linings and wall systems produced by Stonhard, molded and pultruded fiberglass reinforced plastic grating products, and corrosion control coatings. This division generated approximately $1.054 billion in sales for fiscal year 2002 (May).

For consumer applications, RPM manufactures professional and do-it-yourself products for home maintenance, automotive repair, marine applications, and hobby and leisure items. RPM’s consumer products are marketed through thousands of mass merchandise, home center and hardware stores throughout North America. Rust-Oleum manufactures corrosion-resistant, general purpose, decorative coatings and assorted specialty products for the household maintenance and light industrial markets. Zinsser manufactures specialty primers and sealants marketed under the B-I-N, Bulls Eye 1-2-3 and Cover Stain brand names. This division generated approximately $932 million in sales in fiscal year 2002 (May).

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Synopses of Comparable Companies

WD-40

WD-40 Co. (WDFC) manufactures and markets two multi-purpose lubricant products known as WD-40 and 3-Indiana-ONE Oil, two heavy-duty hand cleaners known as Lava and Solvol, and four household cleaners. These are known as X-14 hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes toilet bowl cleaner, Carpet Fresh room and rug deodorizer, and Spot Shot aerosol carpet spot remover.

WD-40 is sold in aerosol cans and in liquid form through retail chain stores, hardware stores, warehouse club stores, automotive parts outlets, and industrial distributors and suppliers. It has a variety of consumer uses in, for example, household, marine, automotive, construction, repair, sporting goods, and gardening applications. The product also has numerous industrial applications.

3-Indiana-ONE Oil is a drip oil lubricant, sold primarily through the same distribution channels as the WD-40 brand. It is a low-cost, entry-level lubricant. The unique drip tip allows precise application for small mechanisms and assemblies, tool maintenance, and threads on screws and bolts. 3-Indiana-ONE Oil is a market share leader among drip oils for household consumers. It also has wide industrial applications in such areas as locksmithing, HVAC, marine, farming, construction, and jewelry manufacturing.

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Synopses of Comparable Companies

WD-40 (CONTINUED)

The company purchased the Lava brand of heavy-duty hand cleaner in 1999. At that time, the brand was comprised of two sizes of bar soap and one size of liquid cleaner. Because of its heavy-duty characteristics, the Lava brand has appeal to consumers who shop in hardware, automotive and club stores. For international expansion in the Heavy-Duty hand cleaner market, the company launched the Lava brand in the United Kingdom, and acquired the Solvol brand in Australia during fiscal year 2001 (August). Solvol, Australia’s brand of heavy duty hand cleaner, was sold as a bar soap at the time of acquisition. In 2000, the company increased the product offering of the brand by adding a liquid cleaner.

WDFC acquired the X-14, 2000 Flushes and Carpet Fresh brands with the April 2001 stock purchase of HPD Holdings, Corp. and its subsidiary HPD Laboratories, Inc. X-14 is sold as a liquid mildew stain remover, a liquid bathroom soap scum remover, a liquid daily shower cleaner, and an automatic toilet bowl cleaner. 2000 Flushes is a line of long-duration automatic toilet bowl cleaners. Carpet Fresh is a rug